Exhibit 10.23

SECURED PROMISSORY NOTE
$6,960,000	STAMFORD, CONNECTICUT
AS OF JANUARY 28, 2019

For value received, PASSUR Aerospace, Inc. (formerly MEGADATA CORPORATION), a New York corporation (hereinafter referred to as “Borrower”), hereby unconditionally PROMISES TO PAY to the order of G.S. Beckwith Gilbert (“Lender”), or his permitted assigns, to an account designated by Lender, in lawful money of the United States of America and in immediately available funds, the principal sum of six million nine hundred sixty thousand dollars ($6,960,000) together with interest on the unpaid principal amount of this Note.  Interest shall be payable at the annual rate of 9 ¾% from January 28, 2019 to November 1, 2020 payable in cash.  Interest payments shall be made annually at October 31 of each year.
1. The principal amount evidenced hereby will be repaid in full on November 1, 2020.  All accrued and unpaid interest hereunder as of November 1, 2020, shall be payable on such date.
2. Notwithstanding the foregoing, the principal amount of the indebtedness evidenced hereby, together with all accrued interest, shall be immediately due and payable upon written notice to Borrower from Lender upon the happening of any of the following Events of Default:
(a) Any of the assets of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; any person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property, with the intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law;
(b) A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, or (iii) ordering the winding‑up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;
(c) Borrower shall have (i) filed a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consented to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, (iii) failed generally to pay its debts as such debts become due, or (iv) taken any corporate action in furtherance of any such action;

(d) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $100,000 in the aggregate shall be rendered against Borrower and the same shall not be vacated, stayed, bonded, paid or discharged for a period of thirty (30) days; or
(e) Any other event shall have occurred which would have a material adverse effect on Borrower or its assets or financial condition in Lender’s reasonable judgment and such event continues to exist for at least thirty (30) days after Lender has given Borrower a written notice thereof.
3. As security for any and all liabilities of Borrower to Lender, now existing or hereafter arising hereunder, or otherwise, Lender is hereby given a lien upon and a security interest in any and all moneys or other property (i.e., goods and merchandise, as well as any and all documents relative thereto; also, funds, securities, chooses in action and any and all other forms of property whether real, personal or mixed, and any right, title or interest of Borrower therein or thereto), and/or the proceeds thereof, including (without limitation of the foregoing) that in safekeeping or in which Borrower may have any interest.  In the event any one or more Events of Default has occurred and is continuing, Lender shall have all of the rights and remedies provided to a secured party by the Uniform Commercial Code in effect in New York State at that time and, in addition thereto, Borrower further agrees that (1) in the event that notice is necessary, written notice delivered to Borrower at its principal executive offices ten business days prior to the date of public sale of the property subject to the lien and security interest created herein or prior to the date after which private sale or any other disposition of said property will be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall be sufficient, (2) in the event of sale or other disposition of such property, Lender may apply the proceeds of any such sale or disposition to the satisfaction of Lender’s reasonable attorneys’ fees, legal expenses and other costs and expenses incurred in connection with the retaking, holding, preparing for sale, and selling of the property, and (3) without precluding any other methods of sale, the sale of property shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of banks disposing of similar property.
4. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.
5. This Note has been executed, delivered and accepted in the State of New York and shall be interpreted, governed by, and construed in accordance with, the laws of the State of New York.
[Signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date first above written.
PASSUR Aerospace, Inc.
By:/s/ Louis J. Petrucelly
Louis J. Petrucelly
Title:  Chief Financial Officer